EXHIBIT 10(cc)

THE SHERWIN-WILLIAMS COMPANY
2006 EQUITY AND PERFORMANCE INCENTIVE PLAN
(AMENDED AND RESTATED AS OF FEBRUARY 17, 2015)

Restricted Stock Units Award Agreement

Grantee:	Date of Grant:
Date of Vesting:

Target number of Performance-Based EPS RSUs (“Target EPS RSUs”):
Target number of Performance-Based RONAE RSUs (“Target RONAE RSUs”):
Total number of Performance-Based Restricted Stock Units (“Total RSUs”):

1.    Grant of Restricted Stock Units. The Board of Directors (the “Board”) of The Sherwin-Williams Company (the “Company”) or its delegate has granted to you (“Grantee”) the Restricted Stock Units awards (the “RSUs”) set forth above in accordance with the terms of this Restricted Stock Units Award Agreement (this “Agreement”) and the terms of The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of February 17, 2015) (the “Plan”), the related Prospectus and any Prospectus Supplement, and such other rules and procedures as may be adopted by the Company. The Total RSUs consist of the Target EPS RSUs and Target RONAE RSUs (collectively, the “Target RSUs”), as set forth above. Capitalized terms used herein without definition or other identification shall have the meanings assigned to them in the Plan.
2.    Vesting of RSUs.
(A)    Vesting of Performance-Based EPS RSUs. Subject to Section 3 hereof, provided Grantee is continuously employed with the Company or a Subsidiary from the Date of Grant through the Date of Vesting, inclusive (the “Restriction Period”), in Grantee’s present position or in such other position that, as the Board may determine, entitles Grantee to retain the rights under this grant (each such position being hereinafter referred to as a “Participating Position”), a percentage ranging from 0% to 200% of the Target EPS RSUs shall become nonforfeitable (“Vested,” “Vested RSUs” or similar terms) in accordance with the relative level of achievement of the Management Objective set forth below (the “Vesting Percentage”) and shall be settled in accordance with the terms of Section 4 hereof. The determination of the Vesting Percentage shall be made after such time as the Board has obtained the information, made the decisions, and completed the calculations necessary to make such determination. The Vesting Percentage is based upon the Company’s Earnings Per Share (“Cumulative EPS”) during the three-year period ending on December 31 of the most recently completed fiscal year prior to the Date of Vesting (the “Measurement Period”), as determined in accordance with the following table:

Cumulative EPS	Vesting Percentage
Equal to or greater than	200%
175%
150%
125%
100%
88%
75%
63%
50%
38%
25%
Less than	0%
When the Cumulative EPS results during the Measurement Period fall between the table values, straight-line mathematical interpolation will be used to determine the Vesting Percentage calculated to the nearest hundredth of a percentage. The manner in which the Board will determine Cumulative EPS during the Measurement Period is set forth on Exhibit A attached hereto.
(B)    Vesting of Performance-Based RONAE RSUs. Subject to Section 3 hereof, provided Grantee is continuously employed with the Company or a Subsidiary during the Restriction Period, in Grantee’s Participating Position, a percentage ranging from 0% to 200% of the Target RONAE RSUs shall become Vested in accordance with the Vesting Percentage (as set forth below) and shall be settled in accordance with the terms of Section 4 hereof. The determination of the Vesting Percentage shall be made after such time as the Board has obtained the information, made the decisions, and completed the calculations necessary to make such determination. The Vesting Percentage is based upon the Company’s Return On Net Assets Employed (“Average Annual RONAE”) during the Measurement Period, as determined in accordance with the following table:

Average Annual RONAE	Vesting Percentage
Equal to or greater than	200%
175%
150%
125%
100%
88%
75%
63%
50%
38%
25%
Less than	0%
When the Average Annual RONAE results during the Measurement Period fall between the table values, straight-line mathematical interpolation will be used to determine the Vesting Percentage calculated to the nearest hundredth of a percentage. The manner in which the Board will determine Average Annual RONAE during the Measurement Period is set forth on Exhibit B attached hereto.

3.    Termination of Rights to Total RSUs; Acceleration of Vesting. Notwithstanding anything herein to the contrary:
(A)    On the date Grantee ceases to be continuously employed in any Participating Position(s) at any time during the Restriction Period, the Total RSUs shall be forfeited and Grantee shall forfeit and lose all rights to the Total RSUs that are not Vested as of such date, except as otherwise provided below:
(i)     In the event of the death of Grantee during the Restriction Period, the greater of (I) 100% of the Target RSUs or (II) the Vesting Percentage of the Target RSUs based on the actual Cumulative EPS and Average Annual RONAE measured as of the end of the last completed fiscal quarter preceding the date of Grantee’s death and the projected forecast of Cumulative EPS and Average Annual RONAE over the remaining Restriction Period, shall immediately be Vested.
(ii)    In the event Grantee becomes Disabled, the greater of (I) 100% of the Target RSUs or (II) the Vesting Percentage of the Target RSUs based on the actual Cumulative EPS and Average Annual RONAE measured as of the end of the last completed fiscal quarter preceding the date on which Grantee becomes Disabled and the projected forecast of Cumulative EPS and Average Annual RONAE over the remaining Restriction Period, shall immediately be Vested.
(iii)    In the event Grantee’s employment terminates as a result of “Retirement,” all rights of Grantee under this grant with respect to the Target RSUs shall continue as if Grantee had continued employment in a Participating Position, and the Vesting Percentage of the Target RSUs will be determined as if Grantee had remained employed in a Participating Position throughout the Restriction Period. “Retirement” shall be defined as: (x) the attainment of age 65; (y) the attainment of age 55-59 with at least twenty (20) years of service with the Company or a Subsidiary; or (z) the attainment of age 60 or older and the Grantee’s combination of age and service with the Company or any Subsidiary equals at least 75.
(iv)    Notwithstanding Section 2 above, in the event of a Change of Control, the Total RSUs shall Vest on fulfillment of the conditions specified in Section 12 of the Plan, and, for clarification in this regard, the phrase “as if 100% of the Management Objectives have been achieved” contained in Section 12 of the Plan, as applied to this Agreement, means as if all Management Objectives have been achieved (i.e., achievement at or above the maximum target levels set forth in this Agreement).
(B)    With respect to a Grantee that is a corporate officer and operating management, in the event Grantee is transferred from a Participating Position, the Board shall have the right to cancel Grantee’s rights hereunder, continue Grantee’s rights hereunder in full, or prorate the number of Total RSUs evidenced hereby for the portion of the Restriction Period completed as of the date of such transfer or as the Board may otherwise deem appropriate. In the event Grantee’s rights hereunder continue in full or the number of Total RSUs is prorated, the other requirements for Vesting will continue to apply, including that Grantee remain continuously employed by the Company or a Subsidiary through the Date of Vesting, subject to earlier Vesting pursuant to Section 3(A). Any such Award will be settled in accordance with Section 4.
(C)    In the event that Grantee knowingly or willfully engages in misconduct during the Restriction Period, which is materially harmful to the interests of the Company or a Subsidiary, as determined by the Board, all rights of Grantee to the RSUs shall terminate.
4.    Settlement of RSUs.
(A)    General. Upon satisfaction of the Vesting requirements set forth in Sections 2 and/or 3 hereof, and as soon as administratively practicable following (but no later than thirty (30) days following) the Date of Vesting, the Company shall issue Grantee one share of Common Stock free and clear of any restrictions for each Vested RSU.
(B)    Other Payment Events for Vested RSUs. Notwithstanding Section 4(A), to the extent that prior to the Date of Vesting there are any Vested RSUs pursuant to Section 3 hereof, such Vested RSUs shall be settled prior to the date set forth under Section 4(A) as follows:
(i)    Death. In the event of the death of the Grantee during the Restriction Period, the Company shall issue Grantee one share of Common Stock free and clear of any restrictions for each Vested RSU within thirty (30) days of the date of Grantee’s death.
(ii)    Disability. In the event Grantee becomes “Disabled” during the Restriction Period, the Company shall issue Grantee one share of Common Stock free and clear of any restrictions for each Vested RSU within thirty (30) days of the date on which Grantee becomes Disabled. “Disabled” shall mean that Grantee (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (y) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
(iii)    Change of Control. In the event of a Change of Control during the Restriction Period, Vested RSUs shall be settled in accordance with Section 12 of the Plan. Notwithstanding any provision of this Agreement or the Plan to the contrary, if Section 409A of the Code applies to the payment and Grantee experiences a termination of employment after the Change of Control resulting in Vested RSUs under Section 12 of the Plan, Grantee is entitled to receive settlement of any Vested RSUs under Section 12 of the Plan on the date that would have otherwise applied pursuant to Sections 4(A), 4(B)(i) or 4(B)(ii) as though such Change of Control had not occurred. Notwithstanding any provision of this Agreement or the Plan to the contrary and to the extent required to comply with Section 409A, if any Target RSU is Assumed, any outstanding Target RSUs which at the time of the Change of Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be not Assumed and will be payable in accordance with Section 12(b) of the Plan.
5.    Dividend Equivalents; Other Rights. From and after the Date of Grant and until the earlier of (A) the time when the RSUs Vest and are settled in accordance with Section 4 hereof or (B) the time when Grantee’s rights to the RSUs are forfeited in accordance with Section 3 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, Grantee shall be entitled to a deferred cash payment equal to the value of the product of (x) the dollar amount of the cash dividend paid per share of Common Stock on such date and (y) 200% of the Target RSUs; however, such dividend equivalents (if any) shall be paid in cash, and shall be subject to such other applicable terms and conditions (including payment or forfeitability) as the RSUs based on which the dividend equivalents were credited. The obligations of the Company hereunder will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock or cash, as the case may be, in the future, and the rights of Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder.
6.    No Shareholder/Voting Rights. Grantee will not be a shareholder of record and shall have no voting rights with respect to shares of Common Stock underlying an RSU prior to the Company’s issuance of such shares following the Date of Vesting or the otherwise applicable settlement date.
7.    Transferability. During the Restriction Period, Grantee shall not be permitted to sell, transfer, pledge, encumber, assign or dispose of the RSUs.
8.    Withholding; Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the RSUs or the underlying shares of Common Stock, Grantee shall pay or make provision satisfactory to the Company for payment of all such taxes. Notwithstanding any other provision of this Agreement or the Plan, the Company shall not be obligated to guarantee any particular tax result for Grantee with respect to any payment provided to Grantee hereunder, and Grantee shall be responsible for any taxes imposed on Grantee with respect to any such payment.
9.    No Right to Future Awards or Employment. The grant is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant and any related payments made to Grantee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate Grantee’s employment or other service at any time.
10.    Nature of Grant. Grantee acknowledges that (A) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and (B)

in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the shares received upon settlement including (without limitation) any claim or entitlement resulting from termination of Grantee’s active employment by the Company or a Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee hereby releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSUs and this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
11.    Severability. If any provision of this grant or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this grant and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
12.    Governing Law. This grant shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction
13.    Recapture/Recoupment Rights and Policies. Grantee acknowledges and agrees that the terms and conditions set forth in The Sherwin-Williams Company Executive Compensation Adjustment and Recapture Policy (“Policy”) are incorporated in this Agreement by reference. To the extent the Policy is applicable to Grantee, it creates additional rights for the Company with respect to Grantee’s RSUs. Notwithstanding any provisions in this Agreement to the contrary, any RSU granted under this Agreement will be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (A) any Company clawback or recoupment policy that is adopted to comply with the requirement of any applicable laws, rules or regulations, or otherwise, or (B) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.
14.    Data Privacy. Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, Grantee’s employer (“Employer”) and the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Employer and the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about Grantee: Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, including Fidelity Stock Plan Service LLC, that these recipients may be located in Grantee’s country or elsewhere (including countries outside of the European Union or the European Economic Area, such as the

United States of America), and that the recipient’s country may have different data privacy laws and protections than those that apply in Grantee’s country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes these recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares acquired upon vesting or earning of the RSUs. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan and in accordance with local law. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee hereby understands that Grantee may contact his or her local human resources representative.
15.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.    Compliance with Section 409A of the Code. The award covered by this Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing or any other provision of this Agreement or the Plan to the contrary, if the award is subject to the provisions of Section 409A (and not exempted therefrom), the provisions of this Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Grantee agrees that the Company may, without the consent of Grantee, modify the Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of Grantee’s separation from service (within the meaning of Section 409A of the Code), (A) Grantee shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation

(within the meaning of Section 409A of the Code) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six-month period. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with Section 409A, and Grantee recognizes and acknowledges that Section 409A could potentially impose upon Grantee certain taxes and/or interest charges for which Participant is and shall remain solely responsible.
17.    Construction. This Agreement is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
18.    Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to this Agreement shall be subject to compliance by Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which Company’s stock may be listed for trading at the time of such issuance.
19.    Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall no confer any rights or remedies upon any person other than the Company and Grantee and their respective heirs, representatives, successors and permitted assigns.
20.    Notice. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate office. Except to the extent electronic notice is authorized hereunder, any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at Grantee’s most recent address set forth in the Company’s records. All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage, prepaid and properly addressed to the party to be notified.

Exhibit A

Cumulative Earnings Per Share shall be equal to the sum of the Earnings Per Share (“EPS”) for each fiscal year of the Company during the Measurement Period.

Example:

Year 1 EPS	$9.00
Year 2 EPS	$9.40
Year 3 EPS	$10.00
Cumulative EPS	$28.40

Cumulative EPS = $28.40

Exhibit B

Average Annual Return On Net Assets Employed shall be equal to the sum of the Return On Net Assets Employed (“RONAE”) for each fiscal year of the Company during the Measurement Period divided by three.

Example:

Year 1 RONAE	21.00%
Year 2 RONAE	21.50%
Year 3 RONAE	22.00%
Average Annual RONAE	21.50%

Average Annual RONAE = 21.50%